Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 25, 2014, among Alion Science and Technology Corporation, a Delaware corporation (the “Issuer”), Alion MA&D Corporation, a Colorado corporation, Alion Asia Corporation, a Delaware corporation, Innovative Technology Solutions Corporation, a New Mexico corporation and Alion Offshore Services, Inc., a Delaware corporation (collectively, the “Guarantors”), Wilmington Trust, National Association, as trustee (the “Trustee”) and Wilmington Trust, National Association, as collateral agent (the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 18, 2014 providing for the issuance of Third-Lien Senior Secured Notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantors shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.04 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guarantors hereby agree to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No director, manager, officer, employee, incorporator or stockholder of the Issuer or any Guarantors or any of their direct or indirect parents shall have any liability for any obligations of the Issuer or any Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture for all purposes and may be used in lieu of the original Supplemental Indenture. Signatures of parties hereto transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes.

6. EFFECT OF HEADINGS. The Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ Barry Broadus
Name: Barry Broadus
Title: Chief Financial Officer

ALION – MA&D CORPORATION

By:	/s/ Stacy Mendler
Name: Stacy Mendler
Title: President

INNOVATIVE TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ Stacy Mendler
Name: Stacy Mendler
Title: President

ALION OFFSHORE SERVICES, INC.

By:	/s/ Stacy Mendler
Name: Stacy Mendler
Title: President

ALION ASIA CORPORATION

By:	/s/ Stacy Mendler
Name: Stacy Mendler
Title: President

WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Michael G. Oller, Jr.
Name: Michael G. Oller, Jr.
Title: Assistant Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, AS COLLATERAL AGENT

By:	/s/ Michael G. Oller, Jr.
Name: Michael G. Oller, Jr.
Title: Assistant Vice President

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